Filed Pursuant to Rule 424(b)(5)
Registration No. 333-206790

Information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated September 25, 2015

Prospectus supplement

(To prospectus dated September 4, 2015)

Block Financial LLC

$                 % Notes due 20

$                 % Notes due 20

Interest payable             and

Fully and unconditionally guaranteed by

H&R Block, Inc.

Block Financial LLC is offering $             aggregate principal amount of     % notes due 20     (the “20     notes”) and $             aggregate principal amount of     % notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). The 20     notes will mature on                     , 20     and the 20     notes will mature on                     , 20    . Block Financial LLC may redeem some or all of the notes of any series at any time at the redemption price described in this prospectus supplement. If a Change of Control Triggering Event (as defined herein) occurs, Block Financial LLC may be required to offer to purchase each series of notes from holders as described in this prospectus supplement. The interest rate payable on each series of notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or, in either case if applicable, any Substitute Rating Agency (as defined herein)) downgrades (or subsequently upgrades) the debt rating assigned to such series of notes as described in this prospectus supplement. There is no sinking fund for the notes.

The notes will be unsecured obligations of Block Financial LLC and will rank equally with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed by H&R Block, Inc. The guarantees will rank equally with all of H&R Block, Inc.’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes will be issued in registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement for more information.

	Per 20 note		Total for 20 notes	Per 20 note		Total for 20 notes
Public offering price (1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Block Financial LLC		%	$		%	$

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. There is currently no public market for the notes.

The notes will be ready for delivery in book entry form only through The Depository Trust Company, for the benefit of its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about                     , 2015.

Joint bookrunners

J.P. Morgan	BofA Merrill Lynch

SunTrust Robinson Humphrey	TD Securities	US Bancorp

                    , 2015

Prospectus supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone else to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making offers to sell these notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About this prospectus supplement

This prospectus supplement relates to a prospectus which is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in the accompanying prospectus. As allowed by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein, as well as the accompanying prospectus and any free writing prospectus. The accompanying prospectus provides you with general information about the offers and sales of securities that we may make and the securities that we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus. You should also read and carefully consider the information in the documents we have referred you to under the caption “Where you can find more information.” Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement and the accompanying prospectus, any free writing prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made under this prospectus supplement and the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement and the accompanying prospectus is correct as of any date after the date of this prospectus supplement and the accompanying prospectus. Any information in subsequent filings that is inconsistent with this prospectus supplement and the accompanying prospectus will supersede the information in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus.

This prospectus supplement offers notes to be issued by Block Financial LLC, a Delaware limited liability company. Block Financial LLC is also referred to as “Block Financial” in this prospectus supplement. The notes are fully and unconditionally guaranteed by H&R Block, Inc., a Missouri corporation. H&R Block, Inc. is also referred to as “H&R Block” in this prospectus supplement. Unless otherwise expressly stated herein or the context otherwise requires, references in this prospectus supplement to “us,” “we” or “our” are collectively to Block Financial and H&R Block.

S-ii

Where you can find more information

H&R Block files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding H&R Block. H&R Block’s SEC filings can also be found on its website (www.hrblock.com). However, the information on H&R Block’s website is not incorporated by reference in, and is not a part of, this prospectus supplement, the accompanying prospectus or H&R Block’s SEC filings.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

Incorporation by reference

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information that Block Financial or H&R Block file later with the SEC may update and supersede the information in this prospectus supplement and the accompanying prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-06089) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of the offering of the securities offered by this prospectus supplement and the accompanying prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015 (the “2015 Annual Report”);

•	H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015 (the “July 2015 10-Q”);

•	H&R Block’s Definitive Proxy Statement on Schedule 14A filed on July 28, 2015, as amended, but only to the extent that such information was incorporated by reference into H&R Block’s 2015 Annual Report; and

•	H&R Block’s Current Reports on Form 8-K filed on June 18, 2015, June 19, 2015, July 16, 2015, August 5, 2015, September 1, 2015, September 4, 2015 (as amended by the Current Report on Form 8-K/A filed on September 21, 2015), September 15, 2015 and September 21, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits unless we specifically have incorporated those exhibits by reference in this prospectus supplement and the accompanying prospectus). Requests for such documents should be directed to H&R Block’s principal executive office, located at:

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Attention: Corporate Secretary

Telephone: (816) 854-3000

S-iii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variations of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include, among others, estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, stock repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above.

All forward-looking statements speak only as of the date they are made and reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	increased competition for tax preparation clients;

•	failure to comply with laws and regulations that protect our clients’ and employees’ personal and financial information;

•	the effect of security concerns related to our online financial services, including stolen identity refund fraud;

•	the effect of an interruption in or breach of our information systems, or those of our franchisees or a third party on which we rely;

•	the effect of government initiatives that simplify tax return preparation or expedite refunds;

•	the effect of regulations promulgated by the Consumer Financial Protection Bureau;

•	the effect of significant delays in launching our tax service and product offerings;

•	the inability of key vendors to meet our needs;

•	the seasonal nature of our business;

•	risks related to material litigation;

•	risks related to disruptions in the credit market and our ability to access liquidity;

•	risks related to difficult economic conditions;

•	the effects of the deterioration in credit quality of our loan portfolio;

•	risks related to our dependency on our strong reputation and the value of our brands;

•	failure or litigation to protect our intellectual property;

•	our ability to maintain sound business relationships;

•	risks related to our international operations;

•	risks related to tax rates, tax legislation and tax liabilities;

•	risks related to the discontinued mortgage loan origination and servicing business of Sand Canyon Corporation, one of H&R Block’s subsidiaries, which was previously known as Option One Mortgage

S-iv

Corporation (including its subsidiaries, collectively, “SCC”), including contingent losses related to representation and warranty claims, indemnity and contribution claims and securitization transactions, H&R Block’s payment guarantees of certain limited claims against SCC and H&R Block’s potential liability to unpaid creditors of SCC, if the limited liability provided by being organized as a corporation or limited liability company, in the case of SCC or other direct or indirect subsidiaries between SCC and H&R Block, was not recognized in a final judicial determination by a court of competent jurisdiction with respect to certain of such liabilities; and

•	risks related to the implementation of our share repurchase program as currently contemplated.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are described in H&R Block’s 2015 Annual Report, H&R Block’s July 2015 10-Q, the risk factors described under the caption “Risk factors,” as well as additional factors we may describe from time to time in other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as referenced in “Where you can find more information.” You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the performance, events or developments described in those statements or objectives and plans will occur. For these reasons, we caution you against relying on forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the date of this prospectus supplement, the accompanying prospectus or the relevant incorporated document, as the case may be, and, except as required by law, neither we nor the underwriters undertake any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes.

S-v

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including the risk factors described under the caption “Risk factors” and H&R Block’s consolidated financial statements and related notes.

H&R Block, Inc.

H&R Block is the direct or indirect parent to subsidiaries that principally provide tax preparation and other services. H&R Block’s Tax Services segment provides assisted income tax return preparation, digital do-it-yourself tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States and its territories, Canada and Australia.

H&R Block was organized as a corporation in July 1955 under the laws of the State of Missouri. H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. H&R Block’s telephone number is (816) 854-3000.

Block Financial LLC

Block Financial is an indirect, wholly-owned subsidiary of H&R Block. Block Financial, directly or through its subsidiaries, principally provides financing and other services, including: issuing debt obligations and making other borrowings to finance our working capital needs; offering and servicing financial products of BofI Federal Bank, a federal savings bank (“BofI”); and offering term loans to H&R Block’s tax preparation franchisees.

Block Financial was organized in May 1992 and was converted to a Delaware limited liability company in January 2008. Block Financial’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. Block Financial’s telephone number is (816) 854-3000.

Recent developments

Sale of H&R Block Bank

On August 31, 2015, H&R Block completed its previously announced sale of certain assets and liabilities, including all of the deposit liabilities, of its subsidiary, H&R Block Bank, a federal savings bank (“HRB Bank”), to BofI, pursuant to the terms of the Amended and Restated Purchase and Assumption Agreement, dated August 5, 2015, by and among HRB Bank, Block Financial and BofI (the “P&A Transaction”). In connection with the closing of the P&A Transaction: (i) Emerald Financial Services, LLC, a Delaware limited liability company and wholly-owned subsidiary of H&R Block (“EFS”), and BofI entered into the Program Management Agreement, dated August 31, 2015; (ii) H&R Block, EFS, HRB Participant I, LLC, a Delaware limited liability company and wholly-owned subsidiary of H&R Block, and BofI entered into the Emerald Receivables Participation Agreement, dated August 31, 2015; and (iii) H&R Block and BofI entered into the Guaranty Agreement, dated August 31, 2015 (the “Guaranty Agreement”); pursuant to which BofI will serve as the bank for H&R Block-branded financial services products, including Emerald Prepaid MasterCard®, Refund Transfers and Emerald Advance® lines of credit through H&R Block’s retail and digital channels. At the time of the closing of the P&A Transaction, HRB Bank made a one-time cash payment to BofI of approximately $419 million, which is approximately equal to the carrying value of the liabilities (including all deposit liabilities) assumed by BofI. As a result of the P&A Transaction, H&R Block is no longer regulated as a savings and loan holding company.

Share Repurchase Program; Tender Offer

On September 1, 2015, H&R Block announced a share repurchase program providing for the repurchase of outstanding shares of its common stock through various transactions, effective through June 2019, for an aggregate purchase price not to exceed $3.5 billion. Under the new share repurchase program, on September 2, 2015, H&R Block commenced a “modified Dutch auction” tender offer to purchase up to $1.5 billion of shares of its common stock at a price per share not less than $32.25 and not greater than $37.00 (the “Tender Offer”). At the maximum offered purchase price per share, H&R Block would purchase 40,540,541 shares of its common stock, which would represent approximately 14.7% of its issued and outstanding shares as of August 31, 2015, and at the minimum offered purchase price per share, H&R Block would purchase 46,511,628 shares of its common stock, which would represent approximately 16.8% of its issued and outstanding shares as of August 31, 2015, in each case if the Tender Offer is fully subscribed. In the event that more than $1.5 billion in shares of its common stock is tendered at or below the purchase price, H&R Block may amend the Tender Offer to purchase up to an additional 2% of its issued and outstanding shares without extending the expiration date for the Tender Offer. The Tender Offer will expire at 5:00 p.m., New York City time, on October 2, 2015, unless otherwise extended by H&R Block. Block Financial intends to loan the net proceeds from this offering to H&R Block, and H&R Block intends to use such proceeds, together with cash on hand, to repurchase shares tendered in the Tender Offer, assuming that the Tender Offer is fully subscribed. The Tender Offer is subject to customary conditions. The Tender Offer is not conditioned on the completion of this offering, and this offering is not conditioned on completion of the Tender Offer. The Tender Offer is only being conducted pursuant to the Offer to Purchase dated September 2, 2015 and the related Letter of Transmittal and nothing contained herein shall constitute an offer to purchase any shares of common stock of H&R Block or the solicitation of an offer to sell any such shares.

2015 Credit Facility

On September 21, 2015, Block Financial entered into a new five-year, $2.0 billion Credit and Guarantee Agreement (the “2015 Credit Facility”) among Block Financial, as borrower, H&R Block, as guarantor, the lenders that are party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent. The 2015 Credit Facility will expire on September 21, 2020, unless extended pursuant to its terms. The 2015 Credit Facility bears interest at an annual rate of LIBOR plus an applicable margin ranging from 0.850% to 1.300% or prime plus an applicable rate ranging from 0% to 0.300% (in each case, depending on the type of borrowing and H&R Block’s then current credit ratings) and includes an annual facility fee ranging from 0.150% to 0.450% of the committed amounts (depending on H&R Block’s then current credit ratings). The 2015 Credit Facility is subject to various conditions, triggers, events or occurrences that could result in earlier termination and contains customary representations, warranties, covenants and events of default. As of September 21, 2015, we had no amounts outstanding under the 2015 Credit Facility.

The P&A Transaction, the Tender Offer and this offering, together with the use of proceeds from this offering and cash on hand to repurchase shares tendered in the Tender Offer, are referred to collectively herein as, the “Transactions.” For purposes hereof, including with respect to “as adjusted” amounts presented throughout this prospectus supplement, references to the Transactions assume that the Tender Offer is fully subscribed at the maximum offered purchase price per share and that H&R Block will fund the Tender Offer (excluding associated expenses) with the net proceeds from this offering and approximately $         million of cash on hand.

The offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement. References in this summary to “we”, “us”, “our” or “the Company” are to Block Financial LLC only.

Issuer	Block Financial LLC, a Delaware limited liability company.

Guarantor	H&R Block, Inc., a Missouri corporation.

Notes offered	$ aggregate principal amount of % notes due 20 , fully and unconditionally guaranteed by H&R Block; and

$ aggregate principal amount of % notes due 20 , fully and unconditionally guaranteed by H&R Block.

Maturity date	The 20 notes will mature on , 20 , unless earlier redeemed by us at our option.

The 20 notes will mature on , 20 , unless earlier redeemed by us at our option.

Interest	Subject to “Interest rate adjustment” below, (i) the 20 notes will bear interest at the rate of % per annum from , 2015 or from the most recent interest payment date on which we paid or provided for interest on the 20 notes until their principal is paid and (ii) the 20 notes will bear interest at the rate of % per annum from , 2015 or from the most recent interest payment date on which we paid or provided for interest on the 20 notes until their principal is paid.

Interest payment dates	The interest will be payable semi-annually in arrears on and of each year, beginning , 2016 to holders of record at the close of business on the preceding and , respectively.

Interest rate adjustment	The interest rate payable on each series of the notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or, in either case if applicable, any Substitute Rating Agency (as defined in this prospectus supplement)) downgrades or subsequently upgrades the debt rating assigned to such series of notes as described under “Description of notes—Interest rate adjustment.”

Optional redemption

At our option, we may redeem the 20     notes or the 20     notes, as the case may be, in whole or in part, on any date that is prior to     , 20     (with respect to the 20     notes, which is the date that is      months prior to the maturity date of such series of notes) or     , 20     (with respect to the 20     notes, which is the date that is      months prior to the maturity date of such series of notes) at a redemption price equal to the greater of (a) 100% of the principal amount of the notes of such series to be redeemed or (b) a “make-whole” amount described herein, plus in either case accrued and unpaid interest to the applicable redemption date. See “Description of notes—Optional redemption.”

In addition, at our option, we may redeem the 20 notes or the 20 notes, as the case may be, in whole or in part, at any time on or following , 20 (with respect to the 20 notes) or , 20 (with respect to the 20 notes) at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest to the applicable redemption date.

Mandatory offer to repurchase	If a “Change of Control Triggering Event” (as defined in this prospectus supplement) occurs with respect to a series of notes, we will be required, unless we have exercised our right to redeem such series of notes, to offer to purchase the notes of such series at a purchase price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the repurchase date. See “Description of notes—Change of control triggering event.”

Ranking	The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantees will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes and the guarantees will be effectively junior to any secured debt of Block Financial or H&R Block and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block (other than Block Financial), in each case as may be outstanding from time to time.

As of July 31, 2015, on an as adjusted basis after giving effect to the Transactions, Block Financial and its subsidiaries would have had outstanding approximately $9.0 million of liabilities (excluding intercompany liabilities) effectively ranking senior to the notes and approximately $500.0 million of indebtedness at par ranking pari passu with the notes. As of the same date, on an as adjusted basis after giving effect to the Transactions, H&R Block and its subsidiaries (excluding Block Financial and its subsidiaries) would have had outstanding approximately $141.3 million of liabilities (excluding intercompany liabilities) effectively ranking senior to the guarantees of the notes and no indebtedness ranking pari passu with the guarantees of the notes.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants will, among other things, restrict (in each case with certain exceptions) the ability of:

•	H&R Block and any of its subsidiaries to create or permit to exist certain liens; and

•	H&R Block and Block Financial to consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of the assets of H&R Block on a consolidated basis to any person.

Additional notes	We may, without the consent of holders, issue additional notes of any series in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, of such series); provided that if such additional notes of such series are not fungible with the original notes of such series offered hereby for U.S. federal income tax purposes, such additional notes of such series will have a separate CUSIP number. The 20 notes and 20 notes offered by this prospectus supplement and any such additional 20 notes and 20 notes, respectively, would rank equally and ratably and would be treated as a single series, respectively, for all purposes under the indenture.

No public market	Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of notes on any securities exchange. The underwriters have informed us that they intend to make a secondary market in each series of notes, but they are not obligated to do so and may discontinue any market making activity with respect to either series at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes of any series. See “Underwriting.”

Denomination and form	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	U.S. Bank National Association.

Governing law	The notes, the guarantees and the indenture will be governed by New York law.

Use of proceeds	The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $ million, after deducting the underwriting discount and our estimated offering expenses. We intend to loan the net proceeds from this offering to H&R Block, and H&R Block intends to use such proceeds, together with approximately $ million of cash on hand, to repurchase shares of its outstanding common stock in the Tender Offer, assuming the Tender Offer is fully subscribed. To the extent any of the net proceeds from this offering are not used for this purpose, H&R Block intends to use such proceeds for general corporate purposes, including repurchasing shares of its common stock in open market or other transactions.

Risk factors	Investing in our notes involves risks. See the “Risk factors” section of this prospectus supplement, the “Risk Factors” section of the accompanying prospectus, the “Risk Factors” section of H&R Block’s 2015 Annual Report, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Risk factors

Investing in our notes involves a risk of loss. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in the “Risk Factors” section of H&R Block’s 2015 Annual Report, all of which are incorporated by reference herein, before making an investment decision with respect to the notes.

Risks relating to the notes

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control event that constitutes a Change of Control Triggering Event (as defined in this prospectus supplement) with respect to a series of notes, unless Block Financial has exercised its right to redeem such series of notes, each holder of notes of such series will have the right to require it to repurchase all or any part of such holder’s notes of such series at a price equal to 101% of the principal amount of such series, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control Triggering Event occurs, there can be no assurance that Block Financial (or H&R Block as guarantor) would have sufficient financial resources available to satisfy the obligation to repurchase the notes. Block Financial’s failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of control triggering event.”

We may be unable to pay interest on or repay the notes; our subsidiaries will have no obligations to the holders of the notes and the liabilities of our subsidiaries will be effectively senior to the notes and the guarantees.

The 20     notes will mature on                     , 20    . The 20     notes will mature on                     , 20    . In addition, Block Financial will be obligated to pay interest on the notes semiannually on                     and                     of each year, beginning                     , 2016. On July 31, 2015, on an as adjusted basis after giving effect to the Transactions, H&R Block and Block Financial (without duplication and excluding their respective subsidiaries) would have had an aggregate of approximately $     million of total indebtedness outstanding at par. Our ability to make interest payments on this debt will depend in part on our cash flow. Each of H&R Block and Block Financial is a holding company that operates through its subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the notes, will be dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for that purpose. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct obligations. As of July 31, 2015, on an as adjusted basis after giving effect to the Transactions, H&R Block’s subsidiaries (other than Block Financial and its subsidiaries) would have had outstanding liabilities (excluding intercompany liabilities) of approximately $140.1 million effectively ranking senior to the guarantees of the notes. Our subsidiaries may incur additional liabilities. The liabilities of our subsidiaries (other than Block Financial and its subsidiaries) will be effectively senior to the notes and the guarantees.

The amount of our debt will increase as a result of the Transactions, which may adversely affect our credit ratings, access to capital, results of operations and financial condition, competitiveness and ability to pay our obligations under the notes.

The amount of our debt and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio will increase, and our stockholders’ equity will decrease, as a result of the Transactions. Future share repurchases will further decrease our stockholders equity and, without corresponding debt reduction, will further increase our leverage. High leverage creates risks, including potential negative impacts on our credit rating. A change in our credit ratings could impair our access to capital and financial condition, requiring us to access capital markets that are subject to higher volatility and are more expensive than those that support higher rated companies and therefore expose us to the potential for a cost of capital that is higher than other companies with which we compete. Our debt service payments may also place us at a disadvantage relative to other competitors with lower debt ratios and increase the impact of competitive pressures within our markets. Block Financial expects to incur indebtedness and rely in part on borrowings under the 2015 Credit Facility and other external sources of financing to fund the costs of any new investments, capital expenditures, share repurchases following completion of the Tender Offer and other items. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the 2015 Credit Facility.

The indenture governing the notes will not limit our ability to incur additional indebtedness, pay dividends, issue or repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the notes or otherwise adversely impact you as a holder of the notes.

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends, repurchase securities and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinate. Our ability to incur additional indebtedness and use our funds for a wide range of purposes may limit the funds available to pay our obligations under the notes or otherwise adversely impact you as a holder of the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

We expect that each series of notes will be rated at the time of the consummation of the offering by two nationally recognized statistical rating organizations at issuance. These credit ratings are limited in scope and do not address all material risks related to an investment in the notes but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing agency. Each agency’s rating should be evaluated independently of any other agency’s rating.

No prior market exists for either series of notes and you cannot be sure that an active trading market will develop for either series of notes.

No public market exists for either series of notes and we cannot assure you as to the liquidity of any market that may develop for either series of notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes. We do not intend to apply for listing of either series of notes on any securities exchange. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our credit ratings, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a secondary market in the notes. They are not, however, obligated to do so, and they may discontinue any such market making activity with respect to either series of notes at any time without notice to the holders of the notes. See “Underwriting.”

An increase in interest rates could result in a decrease in the market value of either series of notes.

In general, as market interest rates rise, the value of notes bearing interest at a fixed rate generally decline. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Federal and state statutes allow courts, under specific circumstances, to avoid notes and guarantees, subordinate claims in respect of notes and guarantees and require noteholders to return payments received from obligors.

The issuance of the notes by Block Financial and the guarantees by H&R Block may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization proceeding or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of Block Financial or H&R Block, or if Block Financial or H&R Block were to voluntarily commence a bankruptcy, liquidation or reorganization case for itself. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce notes or guarantees, or subordinate such obligations to such obligor’s existing and future indebtedness. In addition, any payment on such notes or guarantees could be avoided and required to be returned to the applicable obligor or to a fund for the benefit of such obligor’s creditors. While the relevant laws may vary from state to state, a court might do so if it found that when the issuer issued the notes or a guarantor entered into its guarantee, or, in some jurisdictions, when payments became due thereunder, the applicable obligor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the fraudulent transfer laws discussed above will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Block Financial intends to loan the net proceeds from this offering to H&R Block, and H&R Block intends to use the net proceeds received from Block Financial, together with cash on hand, to repurchase shares of its common stock in the Tender Offer. If a court determined that H&R Block was insolvent at the time of (or rendered insolvent by) such repurchases and determined that the guarantee, the intercompany loan and the repurchase constituted an integrated transaction, then it could also find that H&R Block did not receive reasonably equivalent value or fair consideration for incurring those obligations. Similarly, if a court determined that Block Financial was insolvent at the time of (or rendered insolvent by) the intercompany loan, a court could also find that Block Financial did not receive reasonably equivalent value or fair consideration for incurring its obligations under the notes. In addition, the incurrence of obligations under the notes or the guarantees, without regard to the above factors, could constitute a fraudulent transfer or conveyance if those obligations were determined to be incurred with actual intent to hinder, delay or defraud creditors of H&R Block or Block Financial, respectively.

If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or the guarantees or subordinate the notes or the guarantees to presently existing and future indebtedness of the applicable obligor, or require the holders of the notes to repay any amounts received with respect to such obligations. In such event, you may not receive any further payment on the notes and you may be directed to repay amounts you already received in respect of the notes.

Selected financial data

Set forth below are selected consolidated financial data of H&R Block for the periods indicated. H&R Block’s selected consolidated financial data as of the end of, and for each year in, the three-year period ended April 30, 2015 have been derived from H&R Block’s audited consolidated financial statements.

The selected consolidated financial data for H&R Block as of and for the three months ended July 31, 2015 and 2014 are derived from H&R Block’s unaudited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting only of normal, recurring items, necessary to present fairly the financial information for such periods. Due to the seasonal nature of our business, the results for the three months ended July 31, 2015 and 2014 are not indicative of the results of operations for a full fiscal year.

This table should be read in conjunction with H&R Block’s consolidated financial statements, including the related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in H&R Block’s 2015 Annual Report and in H&R Block’s July 2015 10-Q, which are incorporated by reference herein and available as described under “Incorporation by reference” and “Where you can find more information.”

	Fiscal years ended April 30,			Three months ended July 31,
Income statement data	2013	2014	2015	2014	2015
	(Audited)			(Unaudited)
	(In thousands, except per share data)
Revenues	$2,905,943	$3,024,295	$3,078,658	$133,586	$137,718
Net income (loss) from continuing operations	$465,158	$500,097	$486,744	$(108,851)	$(96,505)
Net income (loss)	$433,948	$475,157	$473,663	$(116,232)	$(99,659)
Basic earnings (loss) per share:
Continuing operations	$1.70	$1.82	$1.77	$(0.40)	$(0.35)
Consolidated	$1.59	$1.73	$1.72	$(0.42)	$(0.36)
Diluted earnings (loss) per share:
Continuing operations	$1.69	$1.81	$1.75	$(0.40)	$(0.35)
Consolidated	$1.58	$1.72	$1.71	$(0.42)	$(0.36)
Dividends per share (1)	$0.80	$0.80	$0.80	$0.20	$0.20

Balance sheet data	As of July 31, 2015
(In thousands, unaudited)
Cash and cash equivalents (2)	$1,299,382
Cash and cash equivalents—restricted	$61,040
Total assets	$3,632,691
Long term debt (including current portion of long term debt)	$505,996
Stockholders’ equity	$1,669,427

(1)	Amounts represent dividends declared.
(2)	Cash and cash equivalents of $154.2 million were held by our foreign subsidiaries. As stated in H&R Block’s July 2015 10-Q, we do not currently intend to repatriate any funds held by our foreign subsidiaries, and as such these funds are not available for general corporate purposes.

Capitalization

The following table sets forth cash and cash equivalents and the total consolidated capitalization of H&R Block as of July 31, 2015, on an actual basis and as adjusted to give effect to the Transactions. This table should be read in conjunction with H&R Block’s consolidated financial statements and related notes contained in H&R Block’s July 2015 10-Q, which is incorporated by reference herein. See “Incorporation by reference.”

	As of July 31, 2015
	Actual	As adjusted (1)
	(Unaudited, in thousands except share data)
Cash and cash equivalents (2)	$1,299,382	$
Cash and cash equivalents—restricted	$61,040		$61,040
Debt:
Current portion of long-term debt	$799		$799
2015 Credit Facility	$—		$—
Other long-term debt	$7,233		$7,233
2022 notes	$497,964		$497,964
20 notes offered hereby	$—	$
20 notes offered hereby	$—	$

Total debt	$505,996	$

Shareholders’ equity:
Common stock, no par, stated value $.01 per share, 800,000,000 shares authorized, 316,628,110 shares issued, actual (276,087,569 shares issued, as adjusted)	$3,166		$2,761
Additional paid-in capital	$773,783		$749,459
Accumulated other comprehensive income	$(8,234)		$(8,234)
Retained earnings	$1,679,234		$203,963
Less treasury shares, at cost	$(778,522)		$(778,522)

Total stockholders’ equity	$1,669,427		$169,427

Total capitalization	$2,175,423	$

(1)	As adjusted amount gives effect to each of the Transactions assuming that the Tender Offer is fully subscribed at the maximum offered purchase price per share and that the Tender Offer is funded with the net proceeds from this offering and approximately $ million of cash on hand. See “Use of Proceeds.”
(2)	Cash and cash equivalents of $154.2 million were held by our foreign subsidiaries. As stated in H&R Block’s July 2015 10-Q, we do not currently intend to repatriate any funds held by our foreign subsidiaries, and as such these funds are not available for general corporate purposes.

Use of proceeds

The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $         million, after deducting the underwriting discount and our estimated offering expenses. Block Financial intends to loan the net proceeds from this offering to H&R Block, and H&R Block intends to use such net proceeds, together with approximately $         million of cash on hand, to repurchase shares of its outstanding common stock in the Tender Offer, assuming that the Tender Offer is fully subscribed. In the event the Tender Offer is not fully subscribed, H&R Block intends to first decrease the amount of cash on hand used to repurchase such shares, depending on the amount of funds needed to repurchase all shares validly tendered and accepted for purchase in the Tender Offer. To the extent any of the net proceeds from this offering are not used for this purpose, H&R Block intends to use such proceeds for general corporate purposes, including repurchasing shares of its common stock in open market purchases or other transactions.

Ratio of earnings to fixed charges

The table below sets forth the ratio of earnings to fixed charges for each of the periods indicated for each of H&R Block and Block Financial, on an actual basis and on a pro forma basis after giving effect to the Transactions as if they had occurred on May 1, 2014 and assuming the Tender Offer is fully subscribed at the maximum offered purchase price per share and that the aggregate purchase price is funded with approximately $         million of cash on hand and the net proceeds from this offering.

	Three months ended July 31, 2015		Fiscal year ended April 30, 2015		Fiscal year ended April 30,
					2014	2013	2012	2011
	Actual	Pro forma	Actual	Pro forma	Actual
H&R Block, Inc. (a)	—		7.4		7.1	5.8	4.5	4.7
Block Financial LLC (b)	1.0		2.5		1.7	—	—	—

(a)	The deficiency in the coverage of fixed charges by earnings for H&R Block was approximately $187 million for the three months ended July 31, 2015. On a pro forma basis, the deficiency in the coverage of fixed charges by earnings for H&R Block would have been approximately $ million for the three months ended July 31, 2015.
(b)	The deficiency in the coverage of fixed charges by earnings for Block Financial was approximately $6 million, $3 million, and $52 million for the fiscal years ended 2013, 2012, and 2011, respectively. On a pro forma basis, the deficiency in the coverage of fixed charges by earnings for Block Financial would have been approximately $ million and $ million for the year ended April 30, 2015, and the three months ended July 31, 2015, respectively.

For purposes of calculating the ratio of adjusted earnings to fixed charges, (i) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (ii) fixed charges consist of interest expense and the estimated interest portion of rents. Interest expense on uncertain tax positions has been excluded from fixed charges, as it is included as a component of income taxes in the consolidated financial statements.

Description of notes

The notes are to be issued under an indenture dated as of October 20, 1997 originally among Block Financial, H&R Block and Deutsche Bank Trust Company Americas (as successor to Bankers Trust Company), as trustee, as supplemented. We intend to designate U.S. Bank National Association as trustee under the indenture for the notes, pursuant to a supplemental indenture to be entered into upon consummation of this offering. The following summarizes certain provisions of the notes and the indenture. A copy of the indenture is an exhibit to the registration statement of which the accompanying prospectus is a part. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of certain terms. Capitalized terms used in this “Description of notes” and not otherwise defined have the meanings attributed to them in the indenture.

References in this “Description of notes” to “we”, “us”, “our” or “the Company” are to Block Financial LLC only.

General

The 20     notes will initially be limited to $         aggregate principal amount and will mature on                     , 20    . The 20     notes will initially be limited to $         aggregate principal amount and will mature on                     , 20    . Subject to “Interest rate adjustment” below, (i) the 20     notes will bear interest at the rate of     % per annum from                     , 2015 or from the most recent interest payment date on which we paid or provided for interest on the 20     notes until their principal is paid, and (ii) the 20     notes will bear interest at the rate of     % per annum from                     , 2015 or from the most recent interest payment date on which we paid or provided for interest on the 20     notes until their principal is paid. We will pay interest semi-annually on                     and                     of each year, commencing                     , 2016, to the registered holders at the close of business on the preceding                      or                      whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date is not a business day, payment will be made on the next business day and no additional interest will accrue.

Issuance of additional notes

We may, without the consent of the holders, increase the principal amount of any series of notes by issuing additional notes of such series in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, of such series); provided that if such additional notes of such series are not fungible with the original notes of such series offered hereby for U.S. federal income tax purposes, such additional notes of such series will have a separate CUSIP number. The 20     notes and 20     notes offered by this prospectus supplement and any such additional 20     notes and 20     notes, respectively, would rank equally and ratably and would be treated as a single series, respectively, for all purposes under the indenture. There is no limitation on the amount of other debt securities we may issue under the indenture.

Ranking

The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantees will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes and the guarantees will be effectively junior to any secured debt of Block Financial or H&R Block, and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block (other than Block Financial), in each case as may be outstanding from time to time.

Guarantees

H&R Block will fully and unconditionally guarantee to each holder of notes of each series the due and punctual payment of the principal of, and any premium and interest on, the notes of such series, when and as the same become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. H&R Block has:

•	agreed that its obligations under the guarantees in the event of an event of default with respect to such series of notes will be as if it were principal debtor and not merely a surety, and will be absolute and unconditional, irrespective of any invalidity, irregularity or unenforceability of such series of the notes or the indenture, any failure to enforce the provisions of any notes of such series or the indenture, any waiver, modification or indulgence granted to us with respect thereto, by the holders of notes of such series or by the trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor;

•	waived diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of us, any right to require a proceeding first against us, the benefit of discussion, protest or notice with respect to any notes of such series or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of such series of notes and all demands whatsoever; and

•	covenanted that the guarantees will not be discharged with respect to such series of notes except by payment in full of the principal thereof and any premium and interest thereon or as otherwise provided in the indenture.

Optional redemption

We may, at our option, redeem the 20     notes or the 20     notes, as the case may be, in whole or in part, at any time prior to     , 20     (with respect to the 20     notes, which is the date that is      months prior to the maturity date of such series of notes) or     , 20     (with respect to the 20     notes, which is the date that is      months prior to the maturity date of such series of notes) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest to the applicable redemption date, and

•	the sum of the present values of the remaining scheduled payments of principal amount and interest on the notes of such series to be redeemed that would be due if such notes matured on , 20 (with respect to the 20 notes) or , 20 (with respect to the 20 notes) but for the redemption (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus basis points (with respect to the 20 notes) or basis points (with respect to the 20 notes), plus accrued and unpaid interest to the applicable redemption date.

In addition, at our option, we may redeem the 20     notes or the 20     notes, as the case may be, in whole or in part, at any time on or following     , 20     (with respect to the 20     notes) or     , 20     (with respect to the 20     notes) at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest to the applicable redemption date.

The redemption price for the notes of such series to be redeemed will be calculated by the Independent Investment Banker assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes of such series to be redeemed (assuming, for this purpose, with respect to the 20     notes, that such notes matured on     , 20    , and with respect to the 20     notes, that such notes matured on     , 20    ) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations,

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received, or

•	if only one such Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, or its affiliates, and their respective successors, (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its affiliates, and their respective successors, and (3) any other primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes of such series to be redeemed. Any notice of redemption may, at our discretion, be conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the occurrence or consummation of any event or transaction as described in the notice before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred before the redemption date or have been waived by us. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes of such series or portions of the notes of such series called for redemption.

We understand that under DTC’s current practice, if we elect to redeem less than all of any series of notes, DTC would determine by lot the notes of such series to be redeemed. If at the time of a partial redemption, individual notes of such series have been issued in definitive form, the trustee will select in a fair and appropriate manner the notes of such series to be redeemed.

Change of control triggering event

If a Change of Control Triggering Event occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described under “—Optional redemption” above, holders of notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes of such series pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will send a notice to the holders of the notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes of such series or portions of such notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of such notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the notes of such series properly accepted together with an officers’ certificate stating the aggregate principal amount of such notes or portions of notes being purchased by us.

Unless we default in the Change of Control Payment, on and after the Change of Control Payment Date, interest will stop accruing on the notes of such series or portions of such notes tendered for repurchase pursuant to the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders of notes upon the occurrence of a Change of Control Triggering Event and for “Interest rate adjustment” and “Limitation on liens” below, the following definitions are applicable:

“Below Investment Grade Rating Event” means the ratings on the notes of a series are lowered by each of the Rating Agencies and the notes of such series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of H&R Block’s properties or assets and of its subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than Block Financial or H&R Block or one of their subsidiaries or a holding company satisfying the conditions of the proviso below;

(b) the adoption of a plan relating to the liquidation or dissolution of H&R Block;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group (other than Block Financial or H&R Block or one of their subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of H&R Block’s or Block Financial’s Voting Stock; or

(d) the first day on which a majority of the members of the board of directors of H&R Block are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) H&R Block becomes a direct or indirect, wholly-owned subsidiary of a holding company or transfers all or substantially all of its assets to a holding company and (2) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Voting Stock of H&R Block immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of H&R Block who (1) was a member of the board of directors of H&R Block on the date of the issuance of the notes or (2) was nominated for election, elected or appointed to the H&R Block board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors of H&R Block at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the applicable series of notes or fails to make a rating of such notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by H&R Block (as certified by a resolution of its board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Interest rate adjustment

The interest rate payable on each series of notes will be subject to adjustments from time to time if either Moody’s or S&P (each as defined above) (or, in either case if applicable, any Substitute Rating Agency (as defined below)) downgrades or subsequently upgrades the debt rating assigned to the notes of such series, as set forth below.

If the rating from Moody’s (or any applicable Substitute Rating Agency) of a series of notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of notes will increase from the interest rate payable on such series of notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any applicable Substitute Rating Agency) of a series of notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of notes will increase from the interest rate payable on such series of notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

Notwithstanding the foregoing, if at any time the interest rate on the notes of any series has been adjusted upward and either Moody’s or S&P (or any applicable Substitute Rating Agency), as the case may be, subsequently increases its rating of the notes of such series to any of the threshold ratings set forth above, the interest rate on such series of notes will be decreased such that the interest rate for the notes of such series equals the interest rate payable on the notes of such series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any applicable Substitute Rating Agency) subsequently increases its rating of the notes of such series to Baa3 or higher and S&P (or any applicable Substitute Rating Agency) increases its rating to BBB- or higher (or, in either case if applicable the equivalent rating of any Substitute Rating Agency) the interest rate on the notes of such series will be decreased to the interest rate payable on such series of notes on the date of their issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or any applicable Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of any series be reduced to below the interest rate payable on the notes of such series on the date of their issuance or (2) the total increase in the interest rate on the notes of any series exceed 2.00% above the interest rate payable on the notes of such series on the date of their issuance.

If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes of any series and a Substitute Rating Agency is not obtained as provided below, any subsequent increase or decrease in the interest rate of the notes of such series necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes of such series shall be made solely as a result of either

Moody’s or S&P (or any applicable Substitute Rating Agency) ceasing to provide a rating. If none of Moody’s, S&P or any Substitute Rating Agency provides a rating of the notes of any series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes of such series on the date of their issuance.

If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes of any series for reasons outside of our control, we may, at our option, obtain a rating of the notes of such series from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the notes of such series (such organization, as certified by us in writing to the trustee, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate on the notes of such series pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last such rating agency to provide a rating of the notes of such series but which has since ceased to provide such rating until such time, if any, as such rating agency resumes providing a rating of the notes of such series, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s, S&P or any prior Substitute Rating Agency (if applicable), as the case may be, in such table and for any other purpose described in this section and (c) the interest rate on the notes of such series will increase, decrease or remain unchanged, as the case may be, as described above to reflect any change in the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) compared to the prior percentage, if any, corresponding to the rating agency for which the Substitute Rating Agency has been substituted. If Moody’s or S&P either ceases to provide a rating of the notes of any series for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of the notes of such series shall be determined in the manner described above as if either only one or no rating agency provides a rating of the notes, as the case may be.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred. We will provide written notification to the trustee of any adjustment to the interest rate promptly following any ratings event requiring such adjustment.

The interest rates on the notes of any series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) (or any applicable Substitute Rating Agency) if the notes of such series become rated Baa1 and BBB+ or higher by Moody’s and S&P, respectively (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.

Limitation on liens

H&R Block may not, and may not permit any of its Subsidiaries (as defined below) to create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) or any stock or Indebtedness (as defined below) of a Restricted Subsidiary, whether owned on the date of issuance of the notes or thereafter acquired, to secure any obligation, unless H&R Block contemporaneously secures the notes equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the notes if the Lien consists of the following:

•	Permitted Liens (as defined below); or

•

Liens securing Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, all Indebtedness of H&R Block and its subsidiaries secured by Liens on any Principal Property (other than

Permitted Liens), at the time of determination does not exceed the greater of $250 million or 15% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

Under the indenture, “Permitted Liens” of any Person are defined as—

(a) pledges or deposits by that Person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, trade contracts, tenders, contracts (other than for the payment of Indebtedness) or leases to which that Person is a party, or deposits to secure public or statutory obligations of that Person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that Person is a party or which are otherwise required of that Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, repairmens’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet delinquent by more than 30 days or being contested in good faith by appropriate proceedings;

(c) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of that Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely detract from the value of the affected properties or materially interfere with the ordinary course of business of that Person;

(e) Liens existing on or provided for under the terms of agreements existing on the date the notes are issued (including, without limitation, under existing credit agreements);

(f) Liens on property at the time H&R Block or any of its Subsidiaries acquired the property or the entity owning the property; however, any such Lien may not extend to any other property owned by H&R Block or any of its Subsidiaries;

(g) Liens on any Principal Property, or any shares of stock or Indebtedness of any Subsidiary, that H&R Block or any Subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

(h) Liens and transfers arising from, or in connection with, any securitization, sale or other transfer, or any financing, involving loans, servicing assets, securities, receivables or other financial assets (or, in each case, portions thereof, or participations therein) and/or, in each case, related rights and interests;

(i) Liens securing a Hedging Obligation (as defined in the Indenture) so long as such Hedging Obligation is of the type customarily entered into for the purpose of limiting risk;

(j) Liens on property securing Indebtedness of H&R Block or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

(k) Liens securing intercompany Indebtedness and obligations (including under repurchase agreements or other similar obligations) owed to H&R Block or a wholly-owned subsidiary of H&R Block;

(l) Liens on any property to secure Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

(m) Liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

(n) Liens securing Indebtedness of joint ventures in which H&R Block or a Subsidiary has an interest to the extent the Liens are on property or assets of those joint ventures;

(o) Liens arising in connection with payables to brokers and dealers in the ordinary course of business;

(p) Liens arising in connection with deposits and other liabilities incurred by banking and/or other financial services or cash management activities in the ordinary course of business;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to bank accounts maintained by H&R Block and its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided that, unless the Liens are non-consensual and arise by operation of law, the Liens shall not secure (either directly or indirectly) the repayment of any Indebtedness;

(r) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of H&R Block or any of its Subsidiaries;

(s) legal or equitable Liens deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

(t) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted upon such Person’s actual knowledge thereof, unless the attachment giving rise to the Lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

(u) any judgment Lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

(v) Liens to banks or other financial institutions arising from the issuance of letters of credit issued by those banks or other financial institutions;

(w) rights of a common owner of any interest in property held by that Person;

(x) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect H&R Block and its Subsidiaries taken as a whole;

(y) Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed $300,000,000 on (i) the property located at One H&R Block Way, Kansas City, Missouri, together with all adjacent properties, including, without limitation, parking structures, owned by H&R Block and its subsidiaries and (ii) all rights, incentives, benefits and other interests related thereto, including air rights, development rights and tax incentives; and

(z) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any obligation secured by any Lien referred to in the foregoing clauses (e) through (n); provided, however, that:

(i) the new Lien must be limited to all or part of the same property that secured the original Lien (plus improvements on the property), and

(ii) the Indebtedness secured by the Lien at such time is not increased to any amount greater than the sum of:

(A) the outstanding principal amount or, if greater, committed amount of the obligations described under clauses (e) through (n) at the time the original Lien became a Permitted Lien under the indenture, and

(B) an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

Under the indenture, the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Under the indenture, the term “Principal Property” means, as of any date of determination, any property or assets owned by H&R Block or any Subsidiary other than any such property or assets which, in the good faith opinion of H&R Block’s board of directors, are not of material importance to the business conducted by H&R Block and its Subsidiaries taken as a whole; it being understood and agreed that in no event will the term “Principal Property” include any ownership interests in, or any property or assets of any entity whose activities are reported as discontinued operations.

Under the indenture, the term “Restricted Subsidiary” means a Subsidiary of H&R Block which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more Subsidiaries of H&R Block, own or lease a Principal Property.

Under the indenture, the term “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

Under the indenture, the term “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

•	the principal of Indebtedness of such Person for borrowed money;

•	the principal of obligations of that Person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of that Person that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles in the United States in effect as of the date on which the notes are issued;

•	all obligations of that Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables (as defined in the indenture));

•	all obligations of that Person in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations listed in the preceding four bullet points) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

•	the amount of all obligations of that Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (as defined in the indenture) (but excluding, in each case, any accrued dividends);

•	all Indebtedness of other Persons secured by a Lien on any asset of that Person, whether or not the Indebtedness is assumed by that Person; provided, however, that the amount of the Indebtedness will be the lesser of:

•	the fair market value of the asset at the date of determination; and

•	the amount of the Indebtedness of the other Persons; and

•	all Indebtedness of other Persons to the extent Guaranteed (as defined in the Indenture) by that Person.

Consolidation, merger and sale of assets

Neither H&R Block nor Block Financial may consolidate with or merge with or into any Person, or convey, transfer or lease all or substantially all the assets of H&R Block on a consolidated basis to any Person (other than H&R Block or any subsidiary), unless the following conditions have been satisfied:

•	either (1) H&R Block or Block Financial is the continuing Person in the case of a consolidation or merger or (2) the resulting, surviving or transferee Person if other than H&R Block or Block Financial (the “successor company”) is a Person organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of H&R Block or Block Financial, as applicable, under the notes and the indenture;

•	immediately after giving effect to the transaction (and treating any Indebtedness that becomes an obligation of the successor company or any Subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the Subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

So long as any of the notes are outstanding, and subject to the rights of H&R Block and Block Financial under this “—Consolidation, Merger and Sale of Assets” provision, H&R Block will continue to own, directly or indirectly, all of our outstanding voting equity securities.

Events of default and remedies

Each series of notes will contain the following events of default:

•	default in the payment of any installment of interest on such series of notes as and when the same becomes due and payable and continuance of the default for a period of 30 days;

•	default in the payment of principal or premium, if any, with respect to the notes of such series as and when the same becomes due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise;

•	failure on the part of H&R Block to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	failure on the part of H&R Block or us duly to observe or perform any of our other covenants or agreements with respect to the notes of such series, which failure continues for a period of 60 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the notes of such series provide written notice specifying the failure and requiring H&R Block or us to remedy the same;

•	Indebtedness of H&R Block or any Subsidiary of H&R Block is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default, but only if the total amount of the Indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent at the time and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the notes provide written notice specifying the failure and requiring H&R Block to remedy the same;

•	Block Financial, H&R Block or any of its Restricted Subsidiaries:

•	commence a voluntary case or proceeding or files any petition seeking relief under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law;

•	consent to the institution of, or fail to controvert within the time and in the manner prescribed by law any such proceeding or the filing of any such petition;

•	apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for us, H&R Block or any of its Restricted Subsidiaries or for a substantial part of its property;

•	file an answer admitting the material allegations of a petition filed against it in any such proceeding,

•	make a general assignment for the benefit of creditors;

•	admit in writing its inability or fail generally to pay its debts as they become due;

•	take corporate action for the purpose of effecting any of the foregoing; or

•	take any comparable action under any foreign laws relating to insolvency

•	a court of competent jurisdiction enters an order or decree for:

•	relief in respect of Block Financial, H&R Block or any of its Restricted Subsidiaries or a substantial part of any of their property under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law;

•	the appointment of a receiver, trustee, custodian, sequestrator or similar official for Block Financial, H&R Block or any of its Restricted Subsidiaries or for a substantial part of any of their property (except any decree or order appointing such official of any Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of H&R Block or to H&R Block);

•	the winding-up or liquidation of Block Financial, H&R Block or any of its Restricted Subsidiaries (except any decree or order approving or ordering the winding up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of H&R Block or to H&R Block); or

•	any similar relief is granted under any foreign laws,

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

It is understood and agreed that no action, activity, event, order, decree or relief described in either of the two immediately preceding events of default that relates solely to any ownership interests in, or any property or assets of any entity whose activities are reported as discontinued operations will constitute an event of default.

If an event of default occurs and is continuing with respect to any series of notes, unless the principal and interest of such series of notes have already become due and payable, either the trustee or the holders of at least 25% of the then outstanding principal amount of such series of notes may declare the principal of and interest on all the notes of that series due and payable immediately.

The holders of a majority in principal amount of any series of notes by notice to the trustee may rescind an acceleration and its consequences with respect to such series of notes if the rescission would not conflict with any judgment or decree already rendered and if all existing events of default with respect to such series of notes have been cured or waived, except nonpayment of principal or interest that has become due solely because of acceleration. Upon any such rescission, the parties shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the parties shall continue as though no proceeding had been taken.

If an event of default occurs and is continuing with respect to a series of notes, the trustee may:

•	institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of such series of notes or the indenture;

•	prosecute any such action or proceeding to judgment or final decree; and

•	enforce any such judgment or final decree against us or any other obligor on such series of notes.

In addition, if any proceedings for the bankruptcy or insolvency of us or any other obligor on any series of notes is pending, or if a receiver, trustee, or similar official is appointed for its property, the trustee may file and prove a claim for the whole amount of principal, premium and interest owing and unpaid with respect to the notes of such series.

The holders of a majority in aggregate principal amount of any series of notes at the time outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series of notes; provided, however, that such direction shall not be otherwise than in accordance with law and the provisions of the indenture, and that subject to the certain provisions in the indenture regarding duties and responsibilities of the trustee, the trustee shall have the right to decline to follow any such direction if the trustee being advised by counsel shall determine that the action so directed may not lawfully be taken, or if the trustee shall by a responsible officer or officers determine that the action so directed would involve it in personal liability or would be unjustly prejudicial to holders of notes of such series not taking part in such direction; and provided further, however, that nothing contained in the indenture shall impair the right of the trustee to take any action deemed proper by the trustee and which is not inconsistent with such direction by such holders.

No holder of notes of any series will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy, unless:

•	the holder previously has given written notice to the trustee that an event of default with respect to such series of notes has occurred and is continuing;

•	the holders of at least 25% of the outstanding principal amount of the notes of such series requested the trustee to institute such action or proceeding with respect to the event of default and have offered to the trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred by it in connection with the action or proceeding; and

•	the trustee, for 60 days after its receipt of the above notice, request, and offer of indemnity has failed to institute the action or proceeding and no direction inconsistent with the written request has been given to the trustee pursuant to the provisions of the indenture.

Prior to the acceleration of the maturity of the notes of any series, the holders of a majority of the outstanding principal amount of such series of notes may, on behalf of the holders of all notes of such series, waive any past default or event of default and its consequences for that series, except:

•	a default in the payment of the principal, premium, if any, or interest with respect to the notes of such series; or

•	a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby.

In case of any waiver, the default will cease to exist, any event of default arising therefrom will be deemed to have been cured for all purposes, and we, the trustee and the holders of the notes of such series will be restored to our former positions and rights under the indenture.

Within 90 days after the occurrence of a default known to the trustee with respect to the notes of any series, the trustee will give to the holders of the notes of such series notice of all defaults with respect to such series of notes that are known to it, unless the defaults have been cured or waived before the giving of the notice. However, except in the case of default in the payment of principal, premium, or interest with respect to the notes of such series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the notes of such series.

Sinking fund

There will be no sinking fund payments for the notes.

Modification of the indenture

H&R Block, Block Financial and the trustee may, unless otherwise set forth in the applicable prospectus supplement, enter into supplemental indentures without the consent of the holders of the applicable series of notes for one or more of the following purposes:

•	to evidence the succession of another person to Block Financial or H&R Block pursuant to the provisions of the indenture relating to consolidations, mergers, and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of Block Financial or H&R Block in the indenture and in the notes of such series;

•	to surrender any right or power conferred upon Block Financial or H&R Block by the indenture, to add to the covenants of Block Financial or H&R Block with respect to such series of notes such further covenants, restrictions, conditions, or provisions for the protection of the holders of such series we consider to be for the protection of such holders, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture with respect to such series of notes (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the occurrence of the default, may limit the remedies available to the trustee upon the occurrence of the default, or may limit the right of holders of a majority in aggregate principal amount of such series of notes to waive the default);

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture, or in any series of notes that may be defective or inconsistent with any other provision contained in the indenture, in any supplemental indenture or in such series of notes; to convey, transfer, assign, mortgage, or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as do not adversely affect the interests of any holders of notes of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal, premium, if any, or interest with respect to registered notes of any series so long as any such action does not adversely affect the interest of the holders of such series of notes in any material respect or permit or facilitate the issuance of notes of such series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	to add additional guarantees with respect to the notes of such series or to secure the notes of such series;

•	to make any change that does not adversely affect the rights of any holder of notes of such series;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to any series of notes, so long as any such addition, change or elimination not otherwise permitted under the indenture will (1) neither apply to any debt securities of any series created prior to the execution of the supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture that are necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities of any series.

With the consent of the holders of not less than a majority of the then outstanding principal amount of the applicable series of notes, Block Financial, H&R Block and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the notes of that series; provided that no such supplemental indenture, without the consent of each holder of notes of such series so affected, will:

•	reduce the percentage in principal amount of such series of notes whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on such series of notes;

•	reduce the principal of or extend the stated maturity of such series of notes;

•	reduce the premium payable upon the redemption of such series of notes or change the time at which such series of notes may or will be redeemed;

•	make such series of notes payable in a currency other than that stated in such series of notes;

•	release any security that may have been granted with respect to such series of notes; or

•	make any change in the provisions of the indenture relating to directing the trustee and waiving defaults or amendments that require unanimous consent of such series of notes.

Satisfaction and discharge of the indenture; defeasance

The indenture will generally cease to be of any further effect with respect to a series of notes if:

•	we have delivered to the trustee for cancellation all notes of that series (with certain limited exceptions); or

•	all notes of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we have deposited with the trustee as trust funds the entire amount in the currency in which the notes of such series are denominated sufficient to pay at maturity or upon redemption all of such series of notes; including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date.

In either case, we must also pay or cause to be paid all other sums payable by us under the indenture with respect to such series of notes.

In addition, we have a “legal defeasance option” that generally permits us to terminate, with respect to the notes of any series, all of our obligations under such series of notes and the indenture with respect to such series of notes. If we exercise our legal defeasance option with respect to a series of notes, payment of such series of notes cannot be accelerated because of an event of default.

We also have a “covenant defeasance option,” which if exercised with respect to any series of notes, modifies certain specified provisions in the indenture with respect to that series of notes, including modifying the covenant with respect to consolidation, merger, sale or conveyance to remove the absence of an event of default as one of the conditions under that covenant. Upon a covenant defeasance with respect to such series of notes, H&R Block’s and Block Financial’s obligations under the existence, payment of taxes, limitation on liens and ownership of Block Financial covenants will terminate with respect to such series of notes. In addition, if we exercise our covenant defeasance option with respect to any series of notes, payment of such series of notes cannot be accelerated because of certain events of default specified in the indenture, including (i) the event of default with respect to the failure on the part of H&R Block or us duly to observe or perform any covenants or agreements (other than with respect to the payment of principal, premium, if any, interest or sinking fund payments) on the part of H&R Block or us in the notes of the applicable series, in any resolution of the board of directors authorizing the issuance of the applicable series of notes, in the indenture with respect to that series or in the supplemental indenture with respect to that series after a specified cure period, (ii) the event of default with respect to indebtedness of H&R Block or any Subsidiary of H&R Block not being paid within a specified cure period after final maturity or being accelerated by the holders thereof because of a default, subject to a specified monetary threshold and cure period, and (iii) the other events of default provided for in this prospectus supplement relating to that series of notes.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the notes of a series only if, among other things:

•	we irrevocably deposit in trust with the trustee money or United States government securities for the payment of the principal, premium, if any, and interest with respect to such series of notes to maturity or redemption, as the case may be;

•	we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government securities plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the notes of such series to maturity or redemption, as the case may be;

•	91 days after the deposit is made and during that 91-day period no default relating to the bankruptcy, insolvency, winding-up or liquidation of us or H&R Block occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit does not constitute a default under any other agreement binding on us or H&R Block;

•	we deliver to the trustee an Opinion of Counsel (as defined in the indenture) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

•

in the event of the legal defeasance option, we deliver to the trustee an Opinion of Counsel stating that (i) we have received from the Internal Revenue Service a ruling, or (ii) since the date of the indenture there has been a change in the applicable Federal income tax law, in either case of the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	in the event of the covenant defeasance option, we deliver to the trustee an Opinion of Counsel to the effect that the holders of notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•	we deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes of such series, as contemplated by the indenture, have been complied with.

The trustee will hold in trust the money or U.S. government securities deposited with it as described above and will apply the deposited money and the money from the U.S. government securities to the payment of principal, premium, if any, and interest with respect to the notes of the defeased series.

Additional term

The officers’ certificate setting forth the terms of each series of notes will provide that the maintenance of properties covenant contained in the indenture will not be applicable to such series of notes.

It is understood and agreed that references in the indenture to the “board of directors” of Block Financial are understood to refer to its sole manager or any other individual, group or entity that carries out an equivalent role of a board of directors in the future.

Book entry

Except as set forth below, each series of notes will be issued in the form of one or more fully registered notes in global form without coupons (each, a “global note”). The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

Global Notes

Pursuant to procedures established by DTC, interests in the global notes will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC (“participants”) and the records of participants with respect to interests of persons other than participants. Such accounts initially were designated by or on behalf of the underwriters and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. Beneficial interests in the global notes may be held through the Euroclear System, operated by Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

We will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither we nor the trustee nor any of their respective agents will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to, or payments made on account of, beneficial ownership interests in global notes.

We expect that DTC or its nominee, on receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Notes that are issued as described below under “—Certificated Notes” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, the global notes will be exchanged for legended notes in certificated form, and distributed to DTC’s participants.

Unless and until they are exchanged in whole or in part for certificated notes, the global notes may not be transferred except as a whole by DTC or its nominee or to a successor of DTC or its nominee.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, created to hold securities for its participating organizations (collectively, the “Participants’) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic computerized book entry changes in accounts of its Participants. This eliminates the need for physical movement of securities certificates. The Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations (including Euroclear and Clearstream) and certain other organizations. Access to DTC’s system is also available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V. as operator of Euroclear, and Clearstream Banking, société anonyme, as operator of Clearstream.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal amount and accrued and unpaid interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the applicable series of notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our or the trustee’s agents have or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Redemption proceeds, distributions and interest payments on the notes will be made to DTC or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC nor its nominee, agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to DTC (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or agent, disbursement of the payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear and Clearstream.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Certificated Notes

You may not exchange your beneficial interest in a global note for a note in certificated form unless:

(i) DTC notifies us that it is unwilling or unable to continue as depositary for the global note, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and in either case, we thereupon fails to appoint a successor depositary within 90 days; or

(ii) an event of default shall have occurred and be continuing with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Concerning the trustee

We intend to appoint U.S. Bank National Association as the trustee for the notes under the indenture and as registrar, paying agent, transfer agent and authenticating agent with respect to the notes.

Material U.S. federal income tax considerations

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to notes that are held as a capital asset for U.S. federal income tax purposes, and is applicable only to holders who purchased the notes for cash on original issuance at their “issue price” (i.e., the first price at which a substantial amount of the applicable series of notes is sold for cash to investors).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the notes;

•	persons holding the notes as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Certain additional payments

We will be required to make payments on a note that would increase the yield on the notes in the circumstances described under “Description of notes—Change of control triggering event” and “Description of notes—Interest rate adjustment.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS successfully asserts a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the notes, with adjustments to such accruals if and when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain on the sale, exchange, retirement, redemption, or other taxable disposition of the notes would be treated as ordinary interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Stated interest

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued, depending on your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. If, however, a note’s principal amount exceeds its issue price by an amount that does not satisfy a de minimis test, you will be required to include the excess in income as OID, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, exchange, retirement, redemption or other taxable disposition of notes

Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon such disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as ordinary income as discussed above to the extent not previously included in income) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be the amount paid for the note. Generally, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of net capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of stated interest on the notes, and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

This section applies to you if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of a note.

U.S. federal withholding tax

Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of H&R Block Group, Inc.’s voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to H&R Block Group, Inc. through stock ownership; and

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person as defined under the Code.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax (provided the certification requirement discussed below is satisfied), but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. federal income tax

Any gain, other than amounts attributable to accrued interest which is taxable as set forth above, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming, in the case of interest, a properly executed IRS Form W-8ECI is provided) on such interest or gain on a net income basis, generally in the same manner as if you were a U.S. holder (see “—U.S. holders” above). In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Information reporting and backup withholding

Generally, information reporting requirements will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person as defined under the Code, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA withholding taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and, for dispositions after December 31, 2018, payments of proceeds of sales or redemptions of the notes paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective purchasers should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the “underwriters”), for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal amount of 20 notes	Principal amount of 20 notes
J.P. Morgan Securities LLC	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
SunTrust Robinson Humphrey, Inc.	$	$
TD Securities (USA) LLC	$	$
U.S. Bancorp Investments, Inc.	$	$

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the 20     notes and up to     % of the principal amount of the 20     notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the 20     notes and up to     % of the principal amount of the 20     notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately $         for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Block Financial LLC
Per 20 note	$

Per 20 note	$

We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are issued or guaranteed by us and that have a tenor of more than one year.

Each series of notes is a new issue of securities with no established trading market. The underwriters have informed us that they intend to make a secondary market in the notes. However, they are not obligated to do so, and they may discontinue any such market making activity at any time without notice with respect to any series of notes. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of any series of notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes of such series. If the underwriters create a short position in the notes of any series in connection with the offering, i.e., if they sell more notes of such series than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note of such series to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of either series of notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice for either or both series of notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC is the administrative agent, issuing bank, swingline lender and a lender, J.P. Morgan Securities LLC is a joint lead arranger and joint book manager, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a co-syndication agent and a lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint lead arranger and joint book manager, an affiliate of SunTrust Robinson Humphrey, Inc. is a co-syndication agent and a lender, and SunTrust Robinson Humphrey, Inc. is a joint leader arranger and joint book manager, an affiliate of TD Securities (USA) LLC is a co-syndication agent and a lender, TD Securities (USA) LLC is a joint leader arranger and joint book manager, and an affiliate of U.S. Bancorp Investments, Inc. is a co-syndication agent, a lender, a joint lead arranger and joint book manager under the 2015 Credit Facility. J.P. Morgan Securities LLC is acting as dealer manager in connection with the Tender Offer and will receive, for these services, a customary fee. An affiliate of U.S. Bancorp Investments, Inc. is acting as trustee in connection with the notes and will receive, for these services, a customary fee.

Selling restrictions

Canadian Provinces of Ontario, Québec, Alberta and British Columbia

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European economic area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Issuer or the relevant dealer or dealers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the subsidiary guarantors; and

(b)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the guarantees and the notes will be passed upon for us by Stinson Leonard Street LLP, Kansas City, Missouri, and Weil, Gotshal & Manges LLP, New York, New York, and for the underwriters by Simpson Thacher  & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus supplement and the registration statement of which this prospectus supplement is a part from H&R Block, Inc. and its subsidiaries’ Annual Report on Form 10-K for the fiscal year ended April 30, 2015, and the effectiveness of H&R Block, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting and auditing.

PROSPECTUS

H&R BLOCK, INC.

Common Stock

Preferred Stock

Warrants

Rights

Units

Guarantees

BLOCK FINANCIAL LLC

Debt Securities

H&R Block, Inc. (“H&R Block”) may from time to time offer to sell its common stock, preferred stock, warrants, rights, units or guarantees of debt securities issued by Block Financial LLC (“Block Financial”), an indirect, wholly-owned subsidiary of H&R Block. H&R Block’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “HRB.”

Block Financial may from time to time offer to sell its senior or subordinated debt securities. Any such debt securities issued by Block Financial will be fully and unconditionally guaranteed by H&R Block.

We refer to H&R Block’s common stock, preferred stock, warrants, rights, units and guarantees of Block Financial’s debt securities and Block Financial’s debt securities collectively as the “securities” in this prospectus.

H&R Block and Block Financial may offer and sell securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time H&R Block or Block Financial offers securities for sale, specific information about the offering and the specific terms of the securities offered will be provided in a supplement to this prospectus. A prospectus supplement may also add to or update information contained in this prospectus.

In addition, certain selling security holders to be identified in supplements to this prospectus may offer and sell these securities from time to time.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

H&R Block and Block Financial may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. The applicable prospectus supplement will provide the specific terms of the plan of distribution.

Investing in these securities involves risks, including the risk factors described in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015, filed with the Securities and Exchange Commission, or the SEC, on June 17, 2015, the risk factors described under the caption “Risk Factors” on page 4 of this prospectus and in any applicable prospectus supplement and/or the risk factors, if any, set forth in H&R Block’s other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as referenced in “Where You Can Find More Information” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein, as well as any accompanying prospectus supplement. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please refer to that agreement or document for a complete description of these matters.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to under the caption “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of the applicable document. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus nor any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement. Any information in subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement.

We have not authorized anyone else to provide you with any other information. We are not making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References to “H&R Block” are to H&R Block, Inc., a Missouri corporation. References in this prospectus to “Block Financial” are to Block Financial LLC, a Delaware limited liability company and wholly-owned subsidiary of H&R Block. Unless otherwise expressly stated herein or the context otherwise requires, references to “us,” “we” or “our” are collectively to H&R Block and Block Financial.

WHERE YOU CAN FIND MORE INFORMATION

H&R Block files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. You may read and copy materials on file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding H&R Block. H&R Block’s SEC filings can also be found on its website (www.hrblock.com). However, the information on H&R Block’s website is not incorporated by reference in, and is not a part of, this prospectus, any prospectus supplement, or H&R Block’s SEC filings.

Statements contained in this prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-06089) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015;

•	H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015;

•	H&R Block’s Definitive Proxy Statement on Schedule 14A filed on July 28, 2015, as amended, but only to the extent that such information was incorporated by reference into H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015;

•	the description of H&R Block’s common stock, which is contained in its registration statement on Form 8-C dated August 6, 1969, the description of its common stock contained in the prospectus which is a part of its registration statement on Form S-14 (File No. 2-66751) effective April 7, 1980, and including any further amendment or report filed for the purpose of updating such description; and

•	H&R Block’s Current Reports on Form 8-K filed on June 18, 2015, June 19, 2015, July 16, 2015, August 5, 2015, September 1, 2015 and September 4, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement). Requests for such documents should be directed to H&R Block’s principal executive office, located at:

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Attention: Corporate Secretary

Telephone: (816) 854-3000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents that we incorporate by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could,” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include, among others, estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, stock repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above.

All forward-looking statements speak only as of the date they are made and reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, operational and regulatory factors, many of which are beyond our control and which are described in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015, filed with the SEC on June 17, 2015, H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or the risk factors, if any, set forth in H&R Block’s other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as referenced in “Where You Can Find More Information.” You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, the applicable prospectus supplement or the relevant incorporated document, you should not regard the inclusion of this information as a representation by us or any other person that the performance, events or developments described in those statements or objectives and plans will occur. For these reasons, we caution you against relying on forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus, the applicable prospectus supplement or the relevant incorporated document are made only as of the date of this prospectus, the applicable prospectus supplement or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes.

OUR COMPANY

H&R Block, Inc.

H&R Block is the direct or indirect parent to subsidiaries that principally provide tax preparation and other services. H&R Block’s Tax Services segment provides assisted income tax return preparation, digital do-it-yourself tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States and its territories, Canada and Australia.

H&R Block was organized as a corporation in July 1955 under the laws of the State of Missouri. H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. H&R Block’s telephone number is (816) 854-3000.

Block Financial LLC

Block Financial is an indirect, wholly-owned subsidiary of H&R Block. Block Financial, directly or through its subsidiaries, principally provides financing and other services, including: issuing debt obligations and making other borrowings to finance our working capital needs; offering and servicing financial products of BofI Federal Bank, a federal savings bank; and offering term loans to H&R Block’s tax preparation franchisees.

Block Financial was organized in May 1992 and was converted to a Delaware limited liability company in January 2008. Block Financial’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. Block Financial’s telephone number is (816) 854-3000.

RISK FACTORS

Please carefully consider the risk factors described in H&R Block’s periodic and current reports filed with the SEC, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include or incorporate by reference in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including refinancing of existing debt. The prospectus supplement relating to an offering may contain a more detailed or different description of the use of proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for each of the periods indicated for each of H&R Block and Block Financial.

	Three Months ended July 31, 2015	Fiscal Year ended April 30,
		2015	2014	2013	2012	2011
H&R Block, Inc. (a)	—	7.4	7.1	5.8	4.5	4.7
Block Financial LLC (b)	1.0	2.5	1.7	—	—	—

(a)	Fixed charges exceeded earnings by approximately $187 million for the three months ended July 31, 2015.
(b)	Fixed charges exceeded earnings by approximately $6 million, $3 million, and $52 million for the fiscal years ended 2013, 2012, and 2011, respectively.

For purposes of calculating the ratio of earnings to fixed charges, (1) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (2) fixed charges consist of interest expense and the estimated interest portion of rents. Interest expense on uncertain tax positions has been excluded from fixed charges, as it is included as a component of income taxes in the consolidated financial statements.

DESCRIPTION OF SECURITIES

H&R Block and Block Financial may offer and sell securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time H&R Block or Block Financial offers securities for sale, specific information about the offering and the specific terms of the securities offered will be provided in a supplement to this prospectus. A prospectus supplement may also add to or update information contained in this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings H&R Block makes with the SEC under the Exchange Act that are incorporated herein by reference.

PLAN OF DISTRIBUTION

H&R Block and Block Financial may offer and sell the securities covered by this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The specific plan of distribution will be provided for any securities to be offered in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Stinson Leonard Street LLP, Kansas City, Missouri, and Weil, Gotshal & Manges LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus and the registration statement of which this prospectus is a part from H&R Block, Inc. and subsidiaries’ Annual Report on Form 10-K for the fiscal year ended April 30, 2015, and the effectiveness of H&R Block, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Block Financial LLC

$             % Notes due 20

$             % Notes due 20

Fully and unconditionally guaranteed by

H&R Block, Inc.

Prospectus supplement

Joint bookrunners

J.P. Morgan

BofA Merrill Lynch

SunTrust Robinson Humphrey

TD Securities

US Bancorp

                    , 2015